AGREEMENT AND PLAN OF MERGER


                                      Among


                           ATLANTIC RICHFIELD COMPANY,


                              KERNEL HOLDINGS, INC.


                                       and


                             VASTAR RESOURCES, INC.





                            Dated as of May 24, 2000

                                TABLE OF CONTENTS

                                                                            Page

                                    RECITALS

                                    ARTICLE I

                                   Definitions


                                   ARTICLE II

                       The Merger; Closing; Effective Time
2.1. The Merger .............................................................. 5
2.2. Closing ................................................................. 5
2.3. Effective Time .......................................................... 6

                                   ARTICLE III

                     Certificate of Incorporation and Bylaws
                          of the Surviving Corporation
3.1. The Certificate of Incorporation ........................................ 6
3.2. The Bylaws .............................................................. 6

                                   ARTICLE IV

                             Officers and Directors
                          of the Surviving Corporation
4.1. Directors ............................................................... 6
4.2. Officers ................................................................ 6

                                    ARTICLE V

                     Effect of the Merger on Capital Stock;
                               Payment Procedures
5.1. Effect on Capital Stock ................................................. 7
     (a)  Merger Consideration ............................................... 7
     (b)  Cancellation of Excluded Shares .................................... 7
     (c)  Merger Sub ......................................................... 7
5.2. Payment Procedures ...................................................... 7
     (a)  Payment Agent ...................................................... 7
     (b)  Procedures for Payment ............................................. 8

     (c)  Lost, Stolen or Destroyed Certificates ............................. 8
     (d)  Termination of the Payment Fund .................................... 8
5.3. Dissenters' Rights ...................................................... 8

                                   ARTICLE VI

                         Representations and Warranties
6.1. Representations and Warranties of the Company ........................... 9
     (a)  Organization, Good Standing and Qualification ...................... 9
     (b)  Capital Structure .................................................. 9
     (c)  Corporate Authority; Approval and Fairness ........................ 10
     (d)  Governmental Filings; No Violations ............................... 11
     (e)  Company Reports; Financial Statements ............................. 11
     (f)  Absence of Certain Changes ........................................ 12
     (g)  Compliance with Laws; Permits ..................................... 12
     (h)  Employee Benefits ................................................. 13
     (i)  Brokers and Finders ............................................... 13
6.2. Representations and Warranties of Parent and Merger Sub ................ 14
     (a)  Organization, Good Standing and Qualification ..................... 14
     (b)  Corporate Authority ............................................... 14
     (c)  Governmental Filings; No Violations ............................... 14
     (d)  Brokers and Finders ............................................... 15
     (e)  Financing ......................................................... 15

                                   ARTICLE VII

                                    Covenants
7.1. Interim Operations ..................................................... 15
7.2. Information Supplied ................................................... 17
7.3. Stockholders Meeting ................................................... 17
7.4. Filings; Other Actions; Notification ................................... 17
7.5. Access ................................................................. 18
7.6. Publicity .............................................................. 19
7.7. Stock Options .......................................................... 19
7.8. Expenses ............................................................... 19
7.9. Indemnification; Directors' and Officers' Insurance .................... 19
7.10.Benefits and Other Matters ............................................. 20
7.11.List of Certain Contracts .............................................. 22

                                  ARTICLE VIII

                                   Conditions
8.1. Conditions to Each Party's Obligation to Effect the Merger ............. 22
     (a)  Stockholder Approval .............................................. 22
     (b)  Regulatory Consents ............................................... 22
     (c)  Litigation ........................................................ 22
8.2. Conditions to Obligations of Parent and Merger Sub ..................... 23
     (a)  Representations and Warranties .................................... 23
     (b)  Performance of Obligations of the Company ......................... 23
8.3. Conditions to Obligation of the Company ................................ 23
     (a)  Representations and Warranties .................................... 23
     (b)  Performance of Obligations of Parent and Merger Sub ............... 23

                              ARTICLE IX

                              Termination
9.1. Termination by Mutual Consent .......................................... 24
9.2. Termination by Either the Company or Parent ............................ 24
9.3. Termination by the Company ............................................. 24
9.4. Termination by Parent .................................................. 24
9.5. Effect of Termination and Abandonment .................................. 25

                               ARTICLE X

                       Miscellaneous and General
10.1. Survival .............................................................. 25
10.2. Modification or Amendment ............................................. 25
10.3. Waiver of Conditions .................................................. 25
10.4. Counterparts .......................................................... 25
10.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL ......................... 25
10.6. Notices ............................................................... 26
10.7. Entire Agreement ...................................................... 27
10.8. No Third Party Beneficiaries .......................................... 27
10.9. Obligations of Parent and of the Company .............................. 27
10.10. Severability ......................................................... 28
10.11. Interpretation ....................................................... 28
10.12. Assignment ........................................................... 28

Exhibit A        Certificate of Incorporation of Merger Sub

         AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of May 24, 2000, among Vastar Resources, Inc., a Delaware corporation (the "Company"), Atlantic Richfield Company, a Delaware corporation ("Parent"), and Kernel Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub," the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations").


                                    RECITALS

         WHEREAS, of the issued and outstanding shares of the Common Stock, par value $0.01 per share, of the Company (each a "Share" and, collectively, the "Shares"), Parent currently owns 80,000,001 Shares or approximately 81.9% of the Shares;

         WHEREAS, the Special Committee has unanimously recommended that the Company's board of directors approve the Merger and this Agreement;

         WHEREAS, the respective board of directors of each of Parent, Merger Sub and the Company has unanimously approved the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement and has approved this Agreement; and

         WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

         NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


                                    ARTICLE I

                                   Definitions

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

         "Affiliate" means with respect to any Person, any director or executive officer of such Person and any other Person which would constitute an "affiliate" of such Person within the meaning of Rule 12b-2 under the Exchange Act.

         "Agreement" shall have the meaning set forth in the Preamble.

         "Audit Date" shall have the meaning set forth in Section 6.1(e).

         "Bankruptcy and Equity Exception" shall have the meaning set forth in
Section 6.1(c)(i).

         "BPA" means BP Amoco p.l.c., a company organized under the laws of England and Wales.

         "BPA Companies" means Parent, Merger Sub and any other Affiliate of BPA except the Company and its Subsidiaries.

         "Bylaws" shall have the meaning set forth in Section 3.2.

         "Certificate" shall have the meaning set forth in Section 5.1(a).

         "Charter" shall have the meaning set forth in Section 3.1.

         "Closing" shall have the meaning set forth in Section 2.2.

         "Closing Date" shall have the meaning set forth in Section 2.2.

         "Company" shall have the meaning set forth in the Preamble.

         "Company Disclosure Schedule" shall have the meaning set forth in
Section 6.1.

         "Company Material Adverse Effect" means any change, event or effect that has a material adverse effect on the financial condition, properties, business or results of operations of the Company and its Subsidiaries taken as a whole or on the Company's ability to perform its obligations under this Agreement, except in either case, a decline or deterioration in the economy in general or changes, events or effects that generally affect the industry in which the Company and its Subsidiaries operate.

         "Company Option" shall have the meaning set forth in Section 6.1(b).

         "Company Requisite Vote" shall have the meaning set forth in Section 6.1(c)(i).

         "Company Reports" shall have the meaning set forth in Section 6.1(e).

         "Company SEC Filings" shall have the meaning set forth in Section
6.1(g).

         "Compensation and Benefit Plans" shall have the meaning set forth in
Section 6.1(h).

         "Confidentiality Agreement" means the Confidentiality Agreement, dated as of May 1, 2000, between BPA and the Company.

         "Constituent Corporations" shall have the meaning set forth in the Preamble.

         "Contract" means any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation.

         "Delaware Certificate of Merger" shall have the meaning set forth in
Section 2.3.

         "DGCL" shall have the meaning set forth in Section 2.1.

         "Dissenting Shares" shall have the meaning set forth in Section 5.1(a).

         "Dissenting Stockholders" shall have the meaning set forth in Section 5.1(a).

         "Effective Time" shall have the meaning set forth in Section 2.3.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Excluded Shares" shall have the meaning set forth in Section 5.1(a).

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "GAAP" means United States generally accepted accounting principles.

         "Governmental Entity" means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature (including any self-regulatory organization or national securities exchange).

         "Indemnitees" shall have the meaning set forth in Section 7.9(b).

         "Law" means any federal, state, local, foreign or international law, statute, ordinance, rule, regulation, treaty, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

         "Merger" shall have the meaning set forth in the Recitals.

         "Merger Consideration" shall have the meaning set forth in Section 5.1(a).

         "Merger Sub" shall have the meaning set forth in the Preamble.

         "NYSE" means the New York Stock Exchange, Inc.

         "Order" shall have the meaning set forth in Section 8.1(c).

         "Parent" shall have the meaning set forth in the Preamble.

         "Parent Disclosure Schedule" shall have the meaning set forth in
Section 6.2.

         "Parent Material Adverse Effect" means any change, event or effect that has a material adverse effect on Parent's ability to perform its obligations under this Agreement.

         "Payment Agent" shall have the meaning in Section 5.2(a).

         "Payment Fund" shall have the meaning set forth in Section 5.2(a).

         "Person" means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

         "Preferred Shares" shall have the meaning set forth in Section 6.1(b).

         "Proxy Statement" shall have the meaning set forth in Section 7.2.

         "Representatives" shall have the meaning set forth in Section 7.5.

         "Schedule 13E-3" shall have the meaning set forth in Section 7.2.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Shares" shall have the meaning set forth in the Recitals.

         "Special Committee" means the Special Committee of the Board of Directors of the Company established to consider Parent's proposal.

         "Stock Plan" shall have the meaning set forth in Section 6.1(b).

         "Stockholders Meeting" shall have the meaning set forth in Section 7.3.

         "Subsidiary" means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries but shall not include Southern Company Energy Marketing L.P.

         "Surviving Corporation" shall have the meaning set forth in Section
2.1.

         "Tax" (including, with correlative meaning, the terms "Taxes", and "Taxable") means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

         "Voting Debt" shall have the meaning set forth in Section 6.1(b).


                                   ARTICLE II

                       The Merger; Closing; Effective Time

         2.1. The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Articles III and IV. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the "DGCL").

         2.2. Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 9:00 A.M. on the first business day after which the last to be fulfilled or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

         2.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware, unless such Delaware Certificate of Merger specifies a later effective date in which event the Merger shall become effective on such later date (the "Effective Time").


                                   ARTICLE III

                     Certificate of Incorporation and Bylaws
                          of the Surviving Corporation

         3.1. The Certificate of Incorporation. The certificate of incorporation of Merger Sub set forth in Exhibit A as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable Law.

         3.2. The Bylaws. The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein or by applicable Law.


                                   ARTICLE IV

                             Officers and Directors
                          of the Surviving Corporation

         4.1. Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

         4.2. Officers. The officers designated by Parent prior to or at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

                                    ARTICLE V

                     Effect of the Merger on Capital Stock;
                               Payment Procedures

         5.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

         (a) Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Parent, Merger Sub or any other direct or indirect Subsidiary of BPA or Shares that are owned by the Company or any direct or indirect Subsidiary of the Company and in each case not held on behalf of third parties or Shares ("Dissenting Shares") that are owned by stockholders ("Dissenting Stockholders") exercising appraisal rights pursuant to Section 262 of the DGCL (each, an "Excluded Share" and collectively, "Excluded Shares")) shall be converted into, and become exchangeable for $83.00 (the "Merger Consideration"). At the Effective Time, all Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to the Merger Consideration.

         (b) Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

         (c) Merger Sub. At the Effective Time, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

         5.2. Payment Procedures.

         (a) Payment Agent. Prior to the Closing Date, Parent shall select a payment agent, which Person shall be reasonably satisfactory to the Company, to act as payment agent for the Merger (the "Payment Agent"). Parent shall make available or cause to be made available to the Payment Agent amounts sufficient in the aggregate to provide all funds necessary for the Payment Agent to make payments pursuant to Section 5.2(b) hereof to holders of Shares (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time (the "Payment Fund"). Parent or the Surviving Corporation shall pay all charges and expenses, including those of the Payment Agent, in connection with the exchange of cash for Shares.

         (b) Procedures for Payment. As soon as practicable after the Effective Time (but in no event more than five business days thereafter), Parent shall instruct the Payment Agent to mail to each holder of a Certificate or Certificates evidencing Shares (other than Excluded Shares) (i) a letter of transmittal (which shall include a Substitute Form W-9 and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Payment Agent) and
(ii) instructions to effect the surrender of the Certificates in exchange for the Merger Consideration. Each holder of Shares upon surrender to the Payment Agent of such holder's Certificate(s) with the letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, shall be paid in cash the amount to which such holder is entitled, pursuant to this Agreement, as payment of the Merger Consideration (without any interest accrued thereon). After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

         (c) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Payment Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

         (d) Termination of the Payment Fund. Any portion of the Payment Fund that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time, shall be paid to Parent and any stockholders of the Company who have not complied with this Article shall thereafter look only to Parent for payment for their Shares upon due surrender of their Shares, in each case, without any interest thereon. Notwithstanding the foregoing, none of BPA, Parent, the Surviving Corporation, the Payment Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

         5.3. Dissenters' Rights. Notwithstanding any other provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration. Dissenting Stockholders shall be entitled to receive payment of the fair value of such shares in accordance with Section 262 of the DGCL, except that all Dissenting Shares held by Dissenting Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to dissent under such Section 262 of the DGCL shall thereupon be deemed to have been converted into and to represent only the right to receive, as of the Effective Time, the Merger Consideration, without any interest thereon, upon surrender of the Certificates evidencing such Shares. The Company shall give Parent (i) prompt notice of any written demands for fair value received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value for Dissenting Shares or offer to settle, or settle, any such demands.


                                   ARTICLE VI

                         Representations and Warranties

         6.1. Representations and Warranties of the Company. Except as set forth in the disclosure schedule delivered to Parent by the Company on or prior to entering into this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Parent and Merger Sub that:

         (a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect. The Company has made available to Parent a complete and correct copy of the certificate of incorporation and bylaws of the Company and the comparable governing instruments of any of its Subsidiaries, each as amended to date. The Company's certificate of incorporation and bylaws and the comparable governing instruments of any of its Subsidiaries so made available are in full force and effect.

         (b) Capital Structure. The authorized capital stock of the Company consists of 110,000,000 Shares, of which 97,724,637 Shares were outstanding as of the close of business on May 22, 2000, and 20,000,000 shares of Preferred Stock, $0.01 par value per share (the "Preferred Shares"), of which no shares were outstanding as of the close of business on May 22, 2000. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares or Preferred Shares reserved for issuance, except that, as of May 22, 2000, there were approximately 2,162,442 Shares reserved for issuance pursuant to the Company's Executive Long-Term Incentive Plan, 393,893 Shares reserved for issuance pursuant to the Company's Stock Option Conversion Agreement and 15,000 Shares reserved for issuance under the Stock Option Plan for Outside Directors (collectively, the "Stock Plans"). The Company Disclosure Schedule contains a correct and complete list of each outstanding option to purchase Shares under the Stock Plan (each a "Company Option"), including the holder, date of grant, exercise price and number of Shares subject thereto. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company and/or a direct or indirect wholly owned subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for shares of capital stock or other securities having the right to vote) with the stockholders of the Company on any matter ("Voting Debt").

         (c) Corporate Authority; Approval and Fairness. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to (x) approval of this Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding Shares and (y) approval of this Agreement by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding Shares which are not owned by the BPA Companies as required pursuant to Section 203(a)(3) of the DGCL ((x) and (y) together, the "Company Requisite Vote"). This Agreement is a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

         (ii) The board of directors of the Company has (A) unanimously approved this Agreement and the Merger and the other transactions contemplated hereby and declared this Agreement to be advisable and (B) unanimously recommended that the holders of the Shares, other than the BPA Companies, vote in favor of adoption of this Agreement and authorization of the Merger contemplated hereby. The Special Committee has received the opinions of its financial advisors, Petrie Parkman & Co., Inc. and Salomon Smith Barney Inc., each to the effect that, as of the date of such opinion, the consideration to be received by the holders of the Shares in the Merger is fair from a financial point of view to such holders (other than the BPA Companies), copies of which opinions shall be delivered to Parent. It is agreed and understood that such opinions are solely for the benefit of the Special Committee and may not be relied on by BPA, Parent or Merger Sub.

         (d) Governmental Filings; No Violations. (i) Other than the filings and/or notices (A) pursuant to Section 2.3, (B) under the Exchange Act and/or the Securities Act, (C) required to be made with the NYSE, (D) typically made with a Governmental Entity having jurisdiction over the ownership or operation of the Company's assets in connection with transactions contemplated under this Agreement, including, without limitation, the United States Minerals Management Service and (E) any filings and/or notices required to be made by the BPA Companies, no notices, reports or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any of its Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

         (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, a default under, or the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contract binding upon the Company or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts to which the Company or any of its Subsidiaries is a party, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

         (e) Company Reports; Financial Statements. The Company has delivered to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 1999 (the "Audit Date"), including the Company's Annual Report on Form 10-K for the year ended December 31, 1999 in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof and as amended, the "Company Reports"). As of their respective dates, (or, if amended, as of the date of such amendment) the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presented, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (except in each case as may be indicated in the notes thereto and, in the case of unaudited statements, subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

         (f) Absence of Certain Changes. Except as disclosed in the Company Reports filed prior to the date hereof, since the Audit Date the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change, event or effect that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company, other than dividends from its direct or indirect wholly-owned Subsidiaries and other than in the case of the Company, regular quarterly cash dividends not in excess of $0.075 per Share; or (iv) any change by the Company in accounting principles, practices or methods except as required by GAAP. Since March 31, 1999, neither the Company nor any of its Subsidiaries has terminated, established, adopted, entered into, made any new grants or awards under, amended or otherwise modified, any Compensation and Benefit Plans or increased the salary, wage, bonus or other compensation payable, or that could become payable, by the Company or any of its Subsidiaries to any employees except increases occurring in the ordinary and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases) and except as authorized or approved in writing prior to such action by Parent or BPA;

         (g) Compliance with Laws; Permits. Except as set forth in registration statements, reports, proxies or information Statements filed by the Company with the SEC ("Company SEC Filings") prior to the date hereof, the businesses of each of the

Company and its Subsidiaries have not been, and are not being, conducted in material violation of any Laws. Except as set forth in the Company SEC Filings filed prior to the date hereof, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the officers of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. To the knowledge of the executive officers of the Company, no material change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company and its Subsidiaries each has all permits, licenses, trademarks, patents, trade names, copyrights, service marks, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

         (h) Employee Benefits. (i) Set forth in Section 6.1(h) of the Company Disclosure Schedule are all significant compensation and benefit plans, contracts, policies or arrangements currently in effect covering current or former employees of the Company and its Subsidiaries and current or former directors of the Company, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Compensation and Benefit Plan, and all amendments thereto have been provided to Parent.

         (ii) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Compensation and Benefit Plan. The Company or the Subsidiaries may amend or terminate any such benefits at any time without incurring any liability thereunder.

         (iii) None of the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, the consummation of the transactions contemplated by this Agreement nor any other action taken or failed to be taken by the Company prior to the execution of this Agreement will (a) limit the Company's right, in its sole discretion, to administer, amend or terminate any Compensation and Benefit Plan or any related trust instrument, (b) entitle any employees of the Company or any of its Subsidiaries to severance pay, (c) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation, benefits or awards under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or (d) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

         (i) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Petrie Parkman & Co., Inc. and Salomon Smith Barney Inc. as financial advisors to the Special Committee, the arrangements with which have been disclosed to Parent prior to the date hereof.

         6.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to the Company by Parent on or prior to entering into this Agreement (the "Parent Disclosure Schedule"), Parent and Merger Sub each hereby represent and warrant to the Company that:

         (a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted. Parent has made available to the Company a complete and correct copy of Parent's and Merger Sub's certificates of incorporation and bylaws, each as amended to the date hereof. Parent's and Merger Sub's certificates of incorporation and bylaws as so made available are in full force and effect. Merger Sub was formed for the purpose of effecting the Merger and has conducted no other business.

         (b) Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of the Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and Parent, as sole stockholder of Merger Sub, has duly adopted this Agreement. This Agreement is a valid and legally binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

         (c) Governmental Filings; No Violations. (i) Other than the filings and/or notices (A) pursuant to Section 2.3, (B) under the Securities Act and/or the Exchange Act and (C) required to be made with the NYSE, no notices, reports or other filings are required to be made by BPA, Parent, Merger Sub or any other BPA Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by BPA, Parent, Merger Sub or any other BPA Company from, any Governmental Entity in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

         (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent and Merger Sub or (B) a breach or violation of, or a default under, any Contract binding upon Parent or Merger Sub or any Law or governmental or non-governmental permit or license to which Parent or Merger Sub is subject, except, in the case of clause (B) above, for any breach, violation or default that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect.

         (d) Brokers and Finders. Neither Parent, Merger Sub nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Morgan Stanley Dean Witter as its financial advisor.

         (e) Financing. Parent will have at the Effective Time all the funds necessary to consummate the Merger and the transactions contemplated by this Agreement. In no event shall the receipt of or availability of any funds or financing by Parent or any other BPA Company be a condition to any of Parent's obligations hereunder or consummation of the Merger.


                                   ARTICLE VII

                                    Covenants

         7.1. Interim Operations. Except as set forth in the Company Disclosure Schedule, the Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing and except as otherwise expressly contemplated by this Agreement):

         (a) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

         (b) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its certificate of incorporation or bylaws; (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries and other than in the case of the Company, regular quarterly cash dividends not in excess of $0.075 per Share; or (v) repurchase, redeem or otherwise acquire, except in connection with the Vastar Resources, Inc. Capital Accumulation Plan, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

         (c) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets (other than, in the case of the Company, Shares issuable pursuant to options outstanding on the date hereof under the Vastar Resources, Inc. Capital Accumulation Plan or the Stock Plans);
(ii) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness or other liability (except for borrowings under the Company's (x) commercial paper program, (y) Credit Agreement, dated as of May 5, 1995, among the Company, the Banks which are parties thereto, the Co-Agents listed therein and Morgan Guaranty Trust Company of New York, as Agent, as amended to date and (z) uncommitted bank lines of credit, which in each case are in the ordinary course of business consistent with past practice);
(iii) make or authorize or commit for any capital expenditures other than in the ordinary and usual course of business pursuant to the calendar year 2000 capital appropriations/spending budgets set forth in the Company Disclosure Schedule; or
(iv) by any means, make (except as contemplated by the Calendar Year 2000 Capital appropriations/spending budget set forth in the Company Disclosure Schedule) any acquisition of, or investment in, assets or stock of or other interest in, any other Person or entity;

         (d) neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans or increase the salary, wage, bonus or other compensation of any employees except increases occurring in the ordinary and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases);

         (e) neither it nor any of its Subsidiaries shall file, settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

         (f) neither it nor any of its Subsidiaries shall make any Tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated except in the ordinary and usual course of business;

         (g) neither it nor any of its Subsidiaries shall take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect; and

         (h) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

         7.2. Information Supplied. The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the proxy statement to be filed with the SEC by the Company (the "Proxy Statement") or (ii) the Schedule 13E-3 (the "Schedule 13E-3") to be filed with the SEC by the Company and Parent (and certain Affiliates of Parent), in each case in connection with the transaction contemplated by this Agreement, will, at the time the Proxy Statement is mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will cause the Proxy Statement and the Company and Parent will cause the
Schedule 13E-3 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

         7.3. Stockholders Meeting. The Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Shares (the "Stockholders Meeting") as promptly as practicable after the date hereof (but not prior to 20 business days after the date the Proxy Statement is mailed to stockholders of the Company) to consider and vote upon the adoption of this Agreement and the authorization of the Merger contemplated hereby. Except as may otherwise be required by Law, the Company's board of directors shall recommend that the holders of the Shares, other than the BPA Companies, vote in favor of adoption of this Agreement and authorization of the Merger contemplated hereby and shall take all lawful action to solicit such approvals.

         7.4. Filings; Other Actions; Notification. (a) The Company shall promptly after the date hereof prepare and file with the SEC the Proxy Statement, and the

Company and Parent shall promptly after the date hereof prepare and file with the SEC the Schedule 13E-3. Thereafter, the Company shall promptly mail the Proxy Statement to the stockholders of the Company, and the Company shall give notice of the Stockholders Meeting to the stockholders of the Company.

         (b) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, the Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

         (c) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3 or any other statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

         (d) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by the Company or Parent, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.

         (e) The Company shall give prompt notice to Parent of any change that is reasonably likely to result in a Company Material Adverse Effect.

         7.5. Access. Upon reasonable notice, and except as may otherwise be required by applicable Law, or prohibited pursuant to the Company's contractual obligations with third parties, the Company shall (and shall cause its Subsidiaries to) afford the Parent's officers, employees, counsel, accountants and other authorized representatives ("Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to the Company's properties, books, Contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to the Parent and its Representatives all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or such Person as may be designated by the Company's officers.

         7.6. Publicity. The Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement or the effect thereof on the Company's employees and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except in each case as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

         7.7. Stock Options. Prior to the Effective Time, the Company and Parent shall take such actions as may be necessary such that immediately prior to the Effective Time each Company Option, whether or not then exercisable, shall be cancelled and only entitle the holder thereof, as soon as reasonably practicable after surrender thereof, to receive an amount in cash equal to the product of
(x) the total number of Shares subject to the Company Option and (y) the excess of the Merger Consideration over the exercise price per Share under such Company Option.

         7.8. Expenses. Parent shall pay all charges and expenses, including those of the Payment Agent, in connection with the transactions contemplated in
Article V. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the Schedule 13E-3 and printing and mailing the Proxy Statement shall be shared equally by the Company and Parent.

         7.9. Indemnification; Directors' and Officers' Insurance. (a) Parent agrees that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee (as defined below) in respect of acts or omissions of such Indemnitees on or prior to the Effective Time as provided in the certificate of incorporation and bylaws of the Company or an agreement between an Indemnitee and the Company or its Subsidiaries in effect as of the date hereof shall continue in full force and effect in accordance with the terms thereof.

         (b) For six years after the Effective Time, Parent shall indemnify and hold harmless the individuals who on or prior to the Effective Time were officers or directors of the Company (the "Indemnitees") (i) with respect to all acts or omissions by them in their capacities as officers or directors of the Company in connection with the approval of this Agreement and the transactions contemplated hereby and (ii) to the same extent indemnified as set forth in
Section 7.9(a), with respect to all other actions or omissions by them in their capacities as officers or directors of the Company, or taken by them at the request of, the Company or any of its Subsidiaries. In the event any claim in respect of which indemnification is available pursuant to the foregoing provisions is asserted or made within such six-year period, all rights to indemnification shall continue until such claim is disposed of or all judgments, orders, decrees or other rulings in connection with such claim are duly satisfied.

         (c) For six years after the Effective Time, Parent shall procure the provision of directors' and officers' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's directors' and officers' liability insurance policy on terms set forth in the Parent Disclosure Schedule. Such liability insurance procured by Parent may provide "first dollar" coverage, without any requirement to first seek indemnification from the Surviving Corporation or Parent.

         (d) The obligations of BP Amoco under this Section 7.9 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 7.9 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 7.9 applies shall be third party beneficiaries of this Section 7.9.

         7.10. Benefits and Other Matters.

         (a) It is the specific intention of the Company and the Parent that the compensation and benefit programs (including annual and long-term incentive programs) to be provided by BPA and the BPA Companies for current and former employees of the Company will be no less favorable in the aggregate than is provided to similarly situated U.S. employees of BPA and the BPA Companies.

         (b) For at least one year following the Effective Time, Parent shall provide or cause to be provided to current and former employees and directors of the Company and its Subsidiaries compensation and benefits that are at least as favorable in the aggregate (taking into account the benefits provided pursuant to this Section 7.10) as the compensation and benefits they were entitled to receive immediately prior to the Effective Time (including, without limitation, benefits pursuant to qualified and non-qualified retirement plans, savings plans, medical plans and programs, deferred compensation arrangements, incentive plans, and retiree benefit plans, policies and arrangements); provided, however, that, with respect to employees who are subject to collective bargaining, all benefits shall be provided in accordance with the applicable collective bargaining or other labor agreements; and provided, further, that all incentive, bonus and similar plans shall after the Effective Time be substantially performance-based.

         (c) Parent shall cause the Company's outplacement policies and, for executives, financial counseling policies, as in effect as of the date hereof, to be maintained for two years following the Effective Time.

         (d) Following the Effective Time, Parent shall, and shall cause BPA and the BPA Companies to, recognize service with the Company and any of its respective Subsidiaries and any predecessor entities which prior to the date hereof has been recognized by the Company and/or such Subsidiaries and predecessor entities (including service with Parent or its affiliates) prior to the Effective Time for all purposes (including, without limitation, eligibility to participate, vesting, benefit accrual, eligibility to commence benefits and severance) under any benefit plans of BPA or the BPA Companies in which the particular employee or former employee of the Company or its respective Subsidiaries participates to the same extent as if such service had been rendered to BPA or any of the BPA Companies; provided however, that the foregoing shall not result in any duplication of benefits for the same period of service. From and after the Effective Time, Parent shall, and shall cause BPA and the BPA Companies to, recognize any and all appropriate out-of-pocket expenses of each employee or former employee of the Company and its Subsidiaries for purposes of determining such employee's and former employee's (including their beneficiaries and dependents) deductible and co-payment expenses under BPA or any of the BPA Companies medical benefit plans. Parent shall waive, or cause to be waived, and shall cause BPA and the BPA Companies to waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by BPA or any of the BPA Companies in which employees of Company and its Subsidiaries (and their respective eligible dependents) will be eligible to participate on or following the Effective Time to the extent such pre-existing condition limitation was waived or satisfied under the comparable plan of the Company or its Subsidiaries.

         (e) From and after the Effective Time, Parent shall honor, fulfill and discharge, or shall cause its Subsidiaries or the Company or its Subsidiaries to honor, fulfill and discharge, in accordance with its terms, each existing employment, change of control, severance and termination agreement between the Company or any of its Subsidiaries, and any officer, director or employee of such company, including without limitation (i) all legal and contractual obligations pursuant to outstanding retirement plans, including, but not limited to, the enhanced retirement provisions contained in

Section 30 of the Company's Retirement Plan, salary and bonus deferral plans, vested and accrued benefits and similar employment and benefit arrangements and agreements in effect as of the Effective Time, including, but not limited to, all the "change of control" provisions under the plans, programs, policies and agreements listed in Section 6.1(h) of the Company Disclosure Schedule, each as amended to date or as shall be amended pursuant to or as described in Section 7.1(d) of the Company Disclosure Schedule, and (ii) all vacation, personal and sick days accrued by employees of the Company and its Subsidiaries as of the Effective Time. Parent acknowledges that the consummation of the Merger will constitute a "change of control" as respectively defined under the plans, programs, policies and agreements listed in Section 6.1(h) of the Company Disclosure Schedule.

         (f) From and after the Effective Time, Parent shall cause the Company and its successor, if any, to continue to recognize, and cooperate in good faith with, the Special Plan Administrator of the Company's Amended and Restated Executive Deferral Plan and Supplemental Executive Benefit Plans Trust Agreement and the Company's Welfare Plans Trust Agreement, each as amended to date.

         7.11. List of Certain Contracts. Within 14 days after the date hereof, the Company shall provide Parent with a correct and complete list of all material Contracts of the Company and/or its Subsidiaries pursuant to which consents or waivers are or may be required prior to the consummation of the transactions contemplated by this Agreement.


                                  ARTICLE VIII

                                   Conditions

         8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

         (a) Stockholder Approval. This Agreement shall have been duly adopted and the Merger shall have been duly authorized, in each case by the relevant holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

         (b) Regulatory Consents. Other than the filing provided for in Section 2.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or any of its Subsidiaries or Parent or any other BPA Company with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or any of its Subsidiaries or Parent or any other BPA Company from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be), except those that the failure to make or to obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

         (c) Litigation. No Governmental Entity of competent jurisdiction shall have enacted, proposed, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that (i) is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement or (ii) which is reasonably likely to have a Company Material Adverse Effect (in each case of (i) or (ii), an "Order"), and no Governmental Entity or any other Person shall have instituted any proceeding (that is still in effect or continuing on the Closing
Date) or threatened to institute any proceeding seeking any such Order.

         8.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of each of the following conditions:

         (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (i) to the extent qualified by Company Material Adverse Effect or any other materiality qualification shall be true and correct and (ii) to the extent not qualified by Company Material Adverse Effect or any other materiality qualification shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), provided, however, that this clause (ii) shall be deemed satisfied so long as any failure(s) of such representations and warranties to be true and correct, taken together, are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect;

         (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

         8.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of each of the following conditions:

         (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement (i) to the extent qualified by Parent Material Adverse Effect or any other materiality qualification shall be true and correct and (ii) to the extent not qualified by Parent Material Adverse Effect or any other materiality qualification shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), provided, however, that this clause (ii) shall be deemed satisfied so long as any failure(s) of such representations and warranties to be true and correct, taken together, are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect;

         (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.


                                   ARTICLE IX

                                   Termination

         9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in
Section 8.1(a), by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

         9.2. Termination by Either the Company or Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either the Company or Parent if (i) the Merger shall not have been consummated by December 31, 2000, (ii) the Company Requisite Vote shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement thereof or (iii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the Company Requisite Vote has been obtained); provided, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

         9.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Requisite Vote has been obtained, by action of the Board of Directors of the Company if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 8.3(a) or 8.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent.

         9.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 8.2(a) or 8.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company.

         9.5. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than as set forth in Section 10.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.


                                    ARTICLE X

                            Miscellaneous and General

         10.1. Survival. This Article X and the agreements of the Company, Parent and Merger Sub contained in Sections 5.2 (Payment Procedures), 7.7 (Stock Options), 7.8 (Expenses), 7.9 (Indemnification; Directors' and Officers' Insurance) and 7.10 (Benefits and Other Matters) shall survive the consummation of the Merger. This Article X, the agreements of the Company, Parent and Merger Sub contained in Section 7.8 (Expenses) and Section 9.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

         10.2. Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of each of the respective parties.

         10.3. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

         10.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         10.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that delivery of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

         (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

         10.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

         if to Parent or Merger Sub:

         BP Amoco p.l.c.
         Brittanic House
         1 Finsbury Circus
         London EC2M 7BA
         England
         Attention:  G. Richard Bradley, Esq.
         fax:  011-44-171-496-4571

         with a copy to:

         Benjamin F. Stapleton, Esq.,
         Sullivan & Cromwell,
         125 Broad Street, New York, NY  10004
         fax:  (212) 558-3588.

         if to the Company:

         Vastar Resources, Inc.
         15375 Memorial Drive
         Houston, Texas 77079
         Attention: Charles Davidson
         Fax: (281)584-3555

         with a copy to:

         Charles M. Nathan, Esq.,
         Fried, Frank, Harris, Shriver & Jacobson,
         One New York Plaza, New York, NY 10004
         fax: (212) 859-4000.

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

         10.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

         10.8. No Third Party Beneficiaries. Except as provided in Article V and Sections 7.7 (Stock Options), 7.9 (Indemnification; Directors' and Officers' Insurance) and 7.10 (Benefits and Other Matters) (except for 7.10(i) and 7.10(ii)), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         10.9. Obligations of Parent and of the Company. Whenever this Agreement requires Parent to take any action, such requirement shall be deemed to include an undertaking on the part of BP America Inc. to cause Parent or another BPA Company to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

         10.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         10.11. Interpretation. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         (b) Whenever this Agreement refers to the Subsidiaries of Parent and/or BPA, the term Subsidiaries shall not include in its meaning the Company and/or any Subsidiaries of the Company.

         10.12. Assignment. This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.


                              VASTAR RESOURCES, INC.



                              By: __________________________
                                  Name:
                                  Title:


                              ATLANTIC RICHFIELD COMPANY



                              By: __________________________
                                  Name:
                                  Title:


                              KERNEL HOLDINGS, INC.



                              By: __________________________
                                  Name:
                                  Title:


                              BP AMERICA INC.
                              Solely with respect to Section 10.9


                              By: __________________________
                                  Name:
                                  Title: